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                                  EXHIBIT 3.1D
                            CERTIFICATE OF CORRECTION

                                       OF

                             SOUTHWEST WATER COMPANY



It is hereby certified that:

     FIRST: On February 2, 1988, Southwest Water Company, a Delaware corporation (the "Corporation"), filed a Certificate of Incorporation with the Delaware Secretary of State (the "Certificate of Incorporation"). On April 6, 1988, the Corporation filed a Restated Certificate of Incorporation and a Certificate of Amendment of Articles of Incorporation was filed on May 1, 1995. On June 10, 1998, the Corporation filed a Certificate of Amendment of Restated Certificate of Incorporation (the "Certificate of Amendment")

     SECOND: Article FOURTH and Article SIXTH, Paragraph B of the Certificate of Amendment included typographical errors. Article FOURTH of the Certificate of Amendment erroneously restated Article FOURTH in its entirety and should have only restated Article FOURTH, Paragraph A in its entirety.

     THIRD: The undersigned executes, acknowledges and presents for filing this Certificate of Correction in accordance with Section 103(f) of the General Corporation Law of the State of Delaware for the purpose of correctly providing that only Article FOURTH, Paragraph A is restated and for the purpose of restating Article FOURTH, Paragraph A of the Certificate of Amendment as follows:

         "FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million two hundred fifty thousand (25,250,000), consisting of the following:

                  (1) two hundred fifty thousand (250,000) shares of Preferred stock, with a par value of $.01 per share (the "Preferred Stock"); and

                  (2) twenty-five million (25,000,000) shares of Common stock, with a par value of $.01 per share (the "Common Stock")."

     FOURTH: The undersigned further executes, acknowledges and presents for filing this Certificate of Correction in accordance with Section 103(f) of the General Corporation Law of the State of Delaware for the purpose of correctly restating Article SIXTH, Paragraph B of the Certificate of Amendment as follows:

         "SIXTH: B. The number of Directors shall be not less than seven nor more than nine, and the exact number of Directors shall be fixed from time
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         to time exclusively by the Board of Directors acting pursuant to a resolution adopted by affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such resolution).

         The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be determined by the Board of Directors and shall consist of as nearly equal a number of directors as practicable. The term of the Class I directors initially shall expire at the first annual meeting of stockholders ensuing after the 1998 Annual Meeting of Stockholders; the term of Class II directors initially shall expire at the second Annual Meeting of Stockholders ensuing after the 1998 Annual Meeting of Stockholders; and the term of Class III directors initially shall expire at the third Annual Meeting of Stockholders ensuing after the 1998 Annual Meeting of Stockholders. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified.

         Any vacancy in the office of a director shall be filled by the vote of the majority of the remaining directors, regardless of any quorum requirements set forth in the Bylaws of the corporation. Any director appointed to fill a vacancy in the office of director shall serve until the next Annual Meeting of Stockholders at which directors of the class for which such director shall have been chosen are to be elected, and until his or her successor is elected and qualified. Newly created directorships shall be filled by the Board of Directors."

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     IN WITNESS WHEREOF, this Corporation has caused this Certificate of
Correction to be signed by Anton C. Garnier, its President, and Peter J. Moerbeek, its Secretary, this 14th day of September, 1998.



                             SOUTHWEST WATER COMPANY,
                             a Delaware corporation



                             By: /s/ANTON C. GARNIER
                                 ----------------------------------------
                                 Anton C. Garnier, President



                            By: /s/PETER J. MOERBEEK
                                -----------------------------------------
                                Peter J. Moerbeek, Secretary


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